Exhibit 3.2

BY-LAWS

OF

IDAHO NORTH RESOURCES CORPORATION

ARTICLE I
SHAREHOLDERS

Section 1.  Meetings of shareholders shall be held at the registered office of the corporation unless another place shall have been determined by the directors and stated in the notice of meeting. Annual meetings shall be held at 10:00 a.m. on the _____ day of __________, unless a holiday, and then on the next business day.

ARTICLE II
DIRECTORS

Section 1.  The corporate powers of the corporation shall be vested in a Board of Directors of not less than three, and no more than five members, who shall be elected annually by the shareholders, and who shall serve until the election and qualification of their successors. Directors who are to serve for the first corporate year shall be selected by the incorporators. Unless otherwise determined by the shareholders, the Board of Directors, by resolution, shall from time to time fix the number of directors within the limit herein provided.

Section 2.  A regular meeting of the board of directors shall be held without notice immediately following the annual meeting of shareholders and at the same place. The board of directors may provide for the holding without notice of additional regular meetings.

Section 3.  Special meetings of the board of directors may be called by the president or a majority of the acting directors on two (2) days notice given personally, by telephone, by mail or by facsimile. Special meetings shall be held at the place and in the manner fixed by the board of directors, which may include meetings held telephonically.

Section 4.  Directors shall be elected at the annual meeting of stockholders, and the term of office of each director shall be until the next annual meeting of stockholders and the election and qualification of his or her successor.

Section 5.  A majority of the number of acting directors shall constitute a quorum for the transaction of business at any meeting of the board of directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

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ARTICLE III
OFFICERS

Section 1.  The officers of the corporation shall be a president, a vice president, and a secretary-treasurer, who shall be elected annually at the regular meeting of the board of directors held after the annual meeting of shareholders and shall hold office only so long as they are satisfactory to the board of directors.

Section 2.  The president shall be the principal executive officer of the corporation to put into effect the decisions of the board of directors. Subject to such decisions, he shall supervise and control the business and affairs of the corporation. He shall preside at meetings of the shareholders and directors.

Section 3.  Subject to any specific assignments of duties made by the board of directors, the vice-president and secretary-treasurer shall act under the direction of the president. The vice president shall perform the duties of the president when the president is absent or unable to act. The secretary-treasurer shall prepare and keep the minutes of the shareholders and the directors and shall have general charge of the stock records of the corporation and keep its financial records. The office of secretary and treasurer may be combined and held by one person.

ARTICLE IV
MISCELLANEOUS

Section 1.  The board of directors may authorize any officer or agent to enter into any contract or to execute any instrument for the corporation. Such authority may be general or be confined to specific instances. Notwithstanding the foregoing, no loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the board of directors. Such authority may be general or confined to specific instances.

Section 2.  Certificates representing shares of the corporation shall be in such form as the board of directors shall determine. Transfers of shares shall be made only on the stock transfer books of the corporation.

Section 3.  For the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of the stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend, or to make a determination of shareholders for any other proper purpose, the board of directors of the corporation may provide that the stock transfer books shall be closed for a stated period, but not to exceed seventy (70) days. If the stock transfer books shall be closed for the purpose of determining stockholders entitled to notice of, or to vote at, a meeting of stockholders, such books shall be closed for at least ten (15) days immediately preceding such meeting. In lieu of closing the stock transfer books, the board of directors may fix in advance a date as the record date for any such determination of stockholders, such date in any event to be not more than seventy (70) days, and in case of a meeting of stockholders, not less than ten (15) days prior to the date on which the particular action requiring such determination of
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stockholders is to be taken.

If the stock transfer books are not closed and no record date is fixed for the determination of stockholders entitled to notice of, or to vote at, a meeting of stockholders, or of stockholders entitled to receive payment of a dividend, the day immediately before the date that notice of the meeting is mailed or the day immediately before the date on which the resolution of the board of directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof except where the determination has been made through the closing of the stock transfer books and the stated period of closing has expired.

ARTICLEV
ACTION WITHOUT MEETING

Section 1.  Any action required or permitted to be taken by the board of directors or the shareholders at a meeting may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all directors or shareholders, as the case may be.

ARTICLE VI
QUORUM

Section 1.  A majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of such outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. The stockholders present at as duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

ARTICLE VII
PROXIES

Section 1.  At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or his duly authorized attorney in fact., Such proxy shall be filed with the secretary of the corporation before or at the time of the meeting. No proxy shall be valid after six (6) months from the date of its execution unless otherwise provided in the proxy.

ARTICLE VIII
STOCK CHARACTERISTICS

Section 1.  There shall be two classes of stock, designated as "common stock" and "preferred stock". The aggregate number of shares of corporate common and preferred stock which the corporation shall have authority to issue, and the par values assigned to shares of each particular
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class of stock, shall be in accordance with the Articles of Incorporation or any amendments thereto. Owners of the common stock and preferred stock shall have the same rights and privileges except as specifically set forth hereinafter in Sections 2 through 6 of this Article.

Section 2.  All shares of common stock shall have unlimited voting rights. The holders of preferred stock shall not be entitled to vote at meetings of the stockholders of the company so long as dividends on the preferred stock are paid; but in case of default for two (2) consecutive years in the payment of such dividends, then and thereafter, during the period of such default, the holders of the preferred stock shall be entitled to vote for the election of directors at any regular meeting therefore along with and in the same manner as the holders of the common stock.

Section 3.  Preferred stock shall be convertible into common stock as hereinafter provided, and when so converted, such preferred stock shall be canceled and retired and shall not be reissued as such, and the common stock shall be increased accordingly. The common stock of the company shall not be convertible in any manner.

Any holder of the preferred stock may convert such stock into the common stock of the corporation at the rate of one (1) share of preferred stock for two (2) shares of common stock, with a cash adjustment for accrued unpaid dividends, all under suitable regulations to be prescribed by the board of directors of the corporation.

Section 4.  In the event of liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary, the holders of the preferred stock of the corporation shall be entitled, before any assets of the corporation shall be distributed among or paid over to the holders of the common stock, to be paid in full the par value of Five Cents ($0.05) per share of preferred stock, together with all accrued and unpaid dividends. After payment in full of the above preferential rights of the holders of preferred stock, then the holders of the preferred stock and common stock shall participate equally in the division of the remaining assets of the corporation, so that from such remaining assets the amount per share of preferred stock distributed to the holders of the preferred stock shall equal the amount per share of common stock distributed to the holders of the common stock.

Section 5.  At any time, the corporation may, at it's sole option expressed by resolution adopted by the board of directors, upon thirty (30) days written notice to the holders of the preferred stock, or without notice if agreed to in writing by all holders thereof, redeem all or part of the shares of the preferred stock then outstanding by payment in cash of One Hundred Fifty (150%) percent of par value of each share to be redeemed, as well as all accrued unpaid dividends on each such share. The manner, form and other conditions pertaining to such redemption shall be as prescribed by resolution of the board of directors. There shall be no redemption as above provided applicable to the common stock of the company.

Section 6.  The board of directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares in the manner and on the terms and conditions provided by law and its articles of incorporation.

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Notwithstanding the foregoing, and subject to applicable law, the holders of the preferred stock shall be entitled to receive from the surplus or net profits arising from the business of the corporation a fixed yearly dividend equal to ten (10%) percent of the par value of each preferred share held, payable quarterly on March 31, June 30, September 30, and December 31, of each year, before any dividends shall be paid on the common stock. Should the surplus or net profits arising from the business of the corporation prior to any dividend day be insufficient under applicable law or otherwise to pay the dividends on the preferred stock, such dividends shall be payable from future profits, and no dividends shall, at any time, be paid on the common stock, until the full amount of all accrued unpaid dividends on the preferred stock are paid. After all accrued unpaid dividends on the preferred stock are paid, the holders of the preferred stock shall be entitled to participate with holders of the common stock in any other dividends paid out during that period, but only to the extent of fifty (50%) percent of the per share dividend received by the holders of the common stock.

ARTICLE VIII
AMENDMENTS

Section 1. These By-Laws may be altered, amended or repealed and new By-Laws may be adopted by the board of directors or by the shareholders.

DATED this 22nd day of January, 2007.

SARA MAJOR
Secretary/Treasurer

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